CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Zevotek, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 24, 2008, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of Zevotek, Inc., which appear in the Annual Report on Form 10-KSB/A of Zevotek, Inc. for the year ended June 30, 2008 and to all references to our Firm included in this Registration Statement.

/s/ RBSM LLP
New York, NY
September 18, 2009